Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the
Disclosure Controls as of a date
within 90 days of the Filing Date,
the Disclosure Controls are effectively
designed to ensure that information
required to be disclosed by the Fund in
the Report is recorded, processed,
summarized and reported by the Filing Date, including ensuring that information required to be disclosed in the Report is accumulated and communicated to the Fund's management, including the Fund Officers, as appropriate to allow timely decisions regarding required disclosure

(ii) There were no significant changes
in the Fund's internal controls or
in other factors that could
significantly affect these
controls subsequent to the date of
their evaluation, and there were no
corrective actions with regard to
significant deficiencies and material
weaknesses.

(iii) Certification of principal executive officer (see attached).
Certification of principal financial
officer (see attached).
Revisedexhibit.doc